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                                                                      EXHIBIT 11

                 CENTERPOINT PROPERTIES CORPORATION AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS PER SHARE

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

                                                               THREE MONTHS ENDED JUNE 30,    SIX MONTHS ENDED JUNE 30,
                                                               ---------------------------    -------------------------
                                                                   1996           1995           1996           1995
                                                                ----------     ----------     ----------     ----------
Net income (A)                                                  $2,183,405     $1,810,784     $5,810,710     $3,294,125
Interest expense-debentures                                        343,729        910,445        769,610      1,801,107
                                                                ----------     ----------     ----------     ----------
Adjusted net income (B)                                         $2,527,134     $2,721,229     $6,580,320     $5,095,232
                                                                ----------     ----------     ----------     ----------
                                                                ----------     ----------     ----------     ----------
Weighted average number of shares of common stock outstanding   12,929,116      9,019,528     11,214,259      8,655,603

Additional number of common equivalent shares outstanding:
   Stock options - net (1)                                         148,195         59,318        145,710         58,293
   Convertible preferred stock (2)                               1,073,926                     1,673,326
                                                                ----------     ----------     ----------     ----------

Weighted average common and common equivalent shares
 outstanding (C)                                                13,151,237      9,078,846     13,033,295      8,713,896

Additional weighted average shares outstanding assuming
 debentures converted at issue price                               916,520      2,394,698      1,026,044      2,401,235
                                                                ----------     ----------     ----------     ----------

Weighted average shares outstanding for fully-diluted (D)       14,067,757     11,473,544     14,059,339     11,115,131
                                                                ----------     ----------     ----------     ----------
                                                                ----------     ----------     ----------     ----------

Net income per share:

Primary (A/C)                                                        $0.17          $0.20          $0.45          $0.38

Fully -diluted (3) (B/D)                                             $0.18          $0.24          $0.47          $0.46
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Notes:
    (1)  Represents stock options using the treasury stock method.
    (2)  Represents convertible preferred stock as if converted on a share for share basis; prorated for the days the convertible preferred stock was outstanding.  The convertible preferred stock is considered a common stock equivalent as it participates in dividends with common stock and was converted into common stock with shareholder approval.
    (3)  Conversion of debentures is anti-dilutive.